EXHIBIT 99

Analytical    Surveys,    Inc.    Commences    Detailed   Review   Of   Contract
Cost-of-Completion Estimates

INDIANAPOLIS, Jan. 27 -- Analytical Surveys, Inc., (ASI) (Nasdaq: ANLT - news), a leading provider of customized data conversion and digital mapping services for geographic information systems (GIS) and related "spatial data" markets, today reported that it is conducting a detailed review of its cost-of-completion assumptions related to its contracts. Based on preliminary results of this review, the Company may be required to restate financial results for its fiscal year ended September 30, 1999, and will report results for its first quarter ended December 31, 1999, reflecting higher completion costs and lower revenues and earnings per share than those anticipated in its December 30, 1999 news release. In light of the ongoing review, the Company is not yet in a position to give any guidance for expected financial results for fiscal 2000.

On December 30, 1999, the Company reported it was adjusting downward year-end financial results announced on November 11, 1999, based upon a review of cost-of-completion projections for certain contracts. The review announced today is a comprehensive, in-depth examination of all the Company's contracts.

Sol C. Miller, chief executive officer, stated, "We are committed to completing a thorough analysis of cost assumptions for all contracts and releasing financial results as promptly as possible. This review is being actively supervised by the Audit Committee of the board of directors."

Miller added, "The issues regarding financial results have not, and will not, interfere with delivering to our customers the highest quality service possible. The skilled Company professionals who serve our clients are determined to maintain and enhance the Company's reputation as the premier provider of advanced data conversion and spatial data management, all backed by the finest customer support."

Analytical   Surveys  is  an  industry  leader  in  providing   customized  data
conversion, digital mapping and consulting services for the spatial data markets. Geospatial data is used for a variety of applications, including the creation of geographic information systems (GIS). A GIS is a high-resolution, large-scale, richly detailed "intelligent map" that allows users to input, update, query, analyze and display detailed information about a geographic area. Geographic information systems are widely used by utilities, state and local governments, federal agencies and commercial businesses to manage massive infrastructures effectively, to improve operating efficiencies and to analyze future demand for facilities. The Company's traditional markets have been utilities and state and local governments. The Company also is expanding its target markets by offering a broad new range of services.

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. Results may differ materially from the Company's expectations. A number of uncertainties and other factors could cause actual results to differ materially from such forward-looking statements, including, but not limited to, the possibility that the Company will not be awarded contracts in the numbers, for the amounts, or at the time that the Company currently expects, and therefore, that overall contract volume does not increase. The forward-looking statements are also based on assumptions related to the growth of the Company's consulting services, as to which there can be no assurance. A more detailed description of factors that could affect the Company's financial results are included in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.